Exhibit 99.1

FROM:	Porter, LeVay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX REPORTS A REVISION

TO 2006 FINANCIAL RESULTS

MEDWAY, MA, March 30, 2007 — Cybex International, Inc. (NASDAQ: CYBI), a leading exercise equipment manufacturer, today reported that its previously announced results for the year ended December 31, 2006 have been revised to reflect the effects of an interest rate swap agreement, resulting in a pre-tax increase to third quarter 2006 interest expense of $506,000. Following such recognition, the Company’s net income for the year ended December 31, 2006 was $20,054,000, or $1.18 per diluted share, and net income for the quarter ended September 30, 2006 was $503,000, or $.03 per diluted share. Further information on the Company’s financial results can be found in its Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.

The interest rate swap agreement was entered into during 2006 in order to hedge the floating rate mortgage loan that will be advanced upon acquisition of the Company’s new Owatonna manufacturing facility. The Company has determined that the interest rate swap does not qualify for hedge accounting. Accordingly, the change in the fair value of the swap is included as a component of interest expense resulting in either a non-cash charge or income based on the change in market value each quarter. Based upon interest rate levels as of the end of the day on March 29, 2007, the Company anticipates that the swap will have an immaterial impact on the Company’s financial results for the quarter ending March 31, 2007.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.